Exhibit 99.1

      Scholastic Reports Second Quarter Results for Fiscal 2007

   Positive Results Driven by Growth, Improved Margins in Children's
                             Book Business


    NEW YORK--(BUSINESS WIRE)--Dec. 19, 2006--Scholastic Corporation (NASDAQ: SCHL) today reported results for the fiscal 2007 second quarter ended November 30, 2006.

    Revenue in the second quarter was $735.5 million, up 6% from $696.7 million in the prior year period. Net income was $75.1 million, up 12% from $66.9 million, and earnings per diluted share were $1.75 versus $1.58 a year ago.

    "Scholastic had a positive second quarter, led by revenue growth and improved margins in the children's book business. School Book Club profits rose significantly as a result of strong sales in core clubs and reduced promotion spending, while higher revenue per fair drove solid results in our Fairs business," commented Richard Robinson, Chief Executive Officer, President and Chairman. "Technology sales continued to grow in the Educational Publishing segment, offset by modestly lower print revenue amid a soft market for supplemental materials. Revenue and profit were also up significantly in the International segment. We are pleased with our execution year-to-date and are on plan to meet our fiscal 2007 goals, including our cost savings targets."

    Scholastic continues to expect fiscal 2007 revenue of $2.1 to $2.2 billion, earnings per diluted share of $1.55 to $1.85 and free cash flow of $75 to $85 million.

    Second Quarter Results

    Children's Book Publishing and Distribution. Segment revenue in the second quarter rose 4% to $442.7 million from $424.2 million in the prior year period. School Book Club revenue exceeded expectations, declining 1%. Significantly higher sales and orders in core clubs nearly offset the revenue loss associated with the previously announced elimination of the Troll(R) and Trumpet(R) clubs, which represented 15% of revenues in the prior year period. School Book Fair revenue rose 8% from higher revenue per fair and increased fair count. Continuities revenue grew 21% from continued investment in customer acquisition, especially through on-line channels. Trade revenue declined 4%, reflecting higher Harry Potter sales in the prior year period, partially offset by strong sales of other titles in the second quarter, including Mommy? and Owen & Mzee, as well as Paper Airplanes from Klutz. Overall segment operating income rose to $99.6 million from $88.6 million a year ago and margins increased, reflecting improved promotion and fulfillment efficiencies in School Book Clubs and higher sales in Fairs.

    Educational Publishing. Segment revenue in the second quarter was $97.2 million compared to $99.2 million in the prior year period. Educational technology revenues rose 7% driven by strong sales of READ 180(R), as well as FASTT Math(R) and Scholastic Reading Inventory(TM). This was more than offset by lower revenue in Paperbacks, Library Publishing and classroom magazines, reflecting lower school spending on supplemental curriculum materials, as well as a large sale in the prior year period. Operating income for the segment was $17.1 million compared to $21.6 million in the prior year period, primarily reflecting lower results in Paperbacks.

    International. Segment revenue in the second quarter rose 14% (9% in local currencies) to $139.0 million from $121.4 million in the prior year period, and operating income for the segment was $19.8 million in the quarter, up from $12.8 million, reflecting higher revenue and profit in Canada, Australia and Southeast Asia.

    Media, Licensing and Advertising. Segment revenue increased to $56.6 million in the second quarter, compared to $51.9 million in the prior year period, reflecting higher advertising and software sales, partially offset by lower production revenue from fewer planned deliveries of television episodes in the quarter. Operating income for the segment improved to $9.2 million from $7.7 million in the year ago period.

    Other Financial Results. Severance expense in the quarter was $0.05 versus $0.06 per diluted share in the prior year period. Stock-based compensation expense, as a result of the Company's adoption of SFAS No. 123R effective June 1, 2006, was $0.01 per diluted share in the quarter. Compared to the prior year period, free cash flow (as defined) in the quarter decreased to $108.2 million from $286.2 million and net debt (as defined) increased to $343.5 million from $265.6 million, primarily reflecting the timing of Harry Potter-related receipts and payments in fiscal 2006.

    First Half Results

    Net income for the first half of fiscal 2007 was $28.2 million or $0.66 per diluted share, compared to $45.7 million or $1.08 per diluted share in the first half of fiscal 2006. Revenues were $1,070.4 million versus $1,195.1 million in the prior year period. The year over year difference in revenue and profitability primarily reflects higher Harry Potter revenues in the prior year, partially offset by lower costs in Clubs in the current year period.

    Conference Call

    The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. From approximately 10:00 am ET following the call, slides and an audio replay will be available in the Investor Relations section of scholastic.com.

    About Scholastic

    Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs, school-based book fairs, and school-based and direct-to-home continuity programs; retail stores, schools, libraries and television networks; and the Company's Internet site, scholastic.com.

    Forward-Looking Statements

    This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.


                        SCHOLASTIC CORPORATION
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (UNAUDITED)
             (Amounts in millions except per share data)


                              ------------------- --------------------
                              THREE MONTHS ENDED    SIX MONTHS ENDED
                              ------------------- --------------------
                              11/30/06 11/30/05   11/30/06  11/30/05
                              ------------------- --------------------


Revenues                      $  735.5 $   696.7  $ 1,070.4 $ 1,195.1

Operating costs and expenses:
 Cost of goods sold              323.1     302.0      494.9     595.0
 Selling, general and
  administrative expenses        250.5     247.5      447.1     449.9
 Bad debt expense                 19.5      15.1       35.2      27.7
 Depreciation and
  amortization                    16.0      16.8       32.9      32.4
                              ------------------- --------------------
Total operating costs and
 expenses                        609.1     581.4    1,010.1   1,105.0

Operating income                 126.4     115.3       60.3      90.1

Interest expense, net              8.3       9.1       15.7      17.6
                              ------------------- --------------------

Earnings before income taxes     118.1     106.2       44.6      72.5

Tax provision                     43.0      39.3       16.4      26.8
                              ------------------- --------------------

Net income                    $   75.1 $    66.9  $    28.2 $    45.7
                              =================== ====================

Weighted average shares
 outstanding:
 Basic                            42.3      41.6       42.2      41.3
 Diluted                          42.8      42.4       42.6      42.2

Net income per share:
 Basic                        $   1.77 $    1.61  $    0.67 $    1.11
 Diluted                      $   1.75 $    1.58  $    0.66 $    1.08
                              ------------------- --------------------
*T

-0-
*T

                        SCHOLASTIC CORPORATION
                   RESULTS OF OPERATIONS - SEGMENTS
                             (UNAUDITED)
                        (Amounts in millions)



                                   -----------------------------------
                                           THREE MONTHS ENDED
                                   -----------------------------------
                                   11/30/06 11/30/05       Change
                                   ------------------ ----------------


Children's Book Publishing &
 Distribution
  Revenue                          $  442.7 $  424.2  $  18.5       4%
  Operating income                     99.6     88.6     11.0      12%
                                   ------------------
  Operating margin                     22.5%    20.9%

Educational Publishing
  Revenue                              97.2     99.2     (2.0)    (2%)
  Operating income                     17.1     21.6     (4.5)   (21%)
                                   ------------------
  Operating margin                     17.6%    21.8%

International
  Revenue                             139.0    121.4     17.6      14%
  Operating income                     19.8     12.8      7.0      55%
                                   ------------------
  Operating margin                     14.2%    10.5%

Media, Licensing and Advertising
  Revenue                              56.6     51.9      4.7       9%
  Operating income                      9.2      7.7      1.5      19%
                                   ------------------
  Operating margin                     16.3%    14.8%

Overhead expense                       19.3     15.4     (3.9)   (25%)
                                   ------------------ --------

Operating income                   $  126.4 $  115.3  $  11.1      10%
                                   ================== ========



                                 -------------------------------------
                                           SIX MONTHS ENDED
                                 -------------------------------------
                                  11/30/06  11/30/05       Change
                                 -------------------- ----------------


Children's Book Publishing &
 Distribution
  Revenue                        $   555.3 $   699.5  ($144.2)   (21%)
  Operating income                    32.3      68.9    (36.6)   (53%)
                                 --------------------
  Operating margin                     5.8%      9.8%

Educational Publishing
  Revenue                            224.6     227.5     (2.9)    (1%)
  Operating income                    49.8      49.1      0.7       1%
                                 --------------------
  Operating margin                    22.2%     21.6%

International
  Revenue                            218.2     198.1     20.1      10%
  Operating income                    14.3       7.3      7.0      96%
                                 --------------------
  Operating margin                     6.6%      3.7%

Media, Licensing and Advertising
  Revenue                             72.3      70.0      2.3       3%
  Operating income                     3.1       2.0      1.1      55%
                                 --------------------
  Operating margin                     4.3%      2.9%

Overhead expense                      39.2      37.2     (2.0)    (5%)
                                 -------------------- --------

Operating income                 $    60.3 $    90.1   ($29.8)   (33%)
                                 ==================== ========


                        SCHOLASTIC CORPORATION
                       SUPPLEMENTAL INFORMATION
                             (UNAUDITED)
                        (Amounts in millions)



                             --------------------
SELECTED BALANCE SHEET ITEMS  11/30/06  11/30/05
---------------------------- --------------------


 Cash and cash equivalents   $   133.7 $   249.3
 Accounts receivable, net        339.0     308.3
 Inventories                     494.3     472.3
 Accounts payable                145.6     164.4
 Accrued royalties                42.9     114.0
 Lines of credit, short-term
  debt and current portion
  of long-term debt              303.9      41.4
 Long-term debt, excluding
  current portion                173.3     473.5
 Capital lease obligations        66.1      74.9
 Total stockholders' equity    1,084.4   1,008.0
 Net debt (1)                    343.5     265.6

                             --------------------



                             -------------------- --------------------
SELECTED CASH FLOW ITEMS      THREE MONTHS ENDED    SIX MONTHS ENDED
---------------------------- -----------------------------------------
                              11/30/06  11/30/05   11/30/06  11/30/05
                             -------------------- --------------------


 Net cash provided by
  operating activities       $   142.5 $   324.7  $     4.4 $   185.9
 Additions to property,
  plant and equipment             13.1      15.3       19.3      30.7
 Pre-publication and
  production costs                12.4      15.6       22.9      32.5
 Royalty advances                  8.8       7.6       14.9      14.8
                             -------------------- --------------------

 Free cash flow (use) (2)    $   108.2 $   286.2     ($52.7)$   107.9
                             ==================== ====================


(1) Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2) Free cash flow (use) is defined by the Company as net cash provided by operating activities, less spending on property, plant and equipment; pre-publication and production costs; and royalty advances. The Company believes that this measure, which is a non-GAAP financial measure, is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.


    CONTACT: Scholastic Corporation
             Media:
             Kyle Good, 212-343-4563
             or
             Investors:
             Jeffrey Mathews, 212-343-6741